Exhibit 10.39

Dated                2003

BIOPROGRESS TECHNOLOGY INTERNATIONAL INC

and

FARMASIERRA, S.A.

JOINT DEVELOPMENT AGREEMENT

THIS AGREEMENT is made the 29th day of January 2003

BETWEEN:—

(1)	BIOPROGRESS TECHNOLOGY INTERNATIONAL INC, (“BioProgress”) a company organised and existing under the law of the State of Nevada, of Hostmoor, March, Cambs., and

(2)	FARMASIERRA, S.A. (“Farmasierra”) a company organised under the laws of Spain whose registered office is at Carretera de Irún, Km, 26,200 28700 San Sebastián de los Reyes, Madrid, Spain.

WHEREBY IT IS AGREED as follows:—

1.	During the period when NRobe pilot and full scale machines are being developed Farmasierra and BioProgress will work exclusively together to develop BioProgress NRobe™dosage form technology for the global OTC, nutritional supplements and prescription medicines market, with the exception that Peter Black Healthcare may be allowed to develop nutritional products. This collaboration will include the following:—

a.	A dedicated project team will be formed comprising appropriate personnel from each company at each party expenses. The project team will report their progress against agreed objectives weekly to a management committee comprising Mr Barry Muncaster, Mr Graham Hind from BioProgress and Dr Tomas Olleros from Farmasierra. The management committee will meet monthly to review the progress of the project and discuss any matters arising according to SCHEDULE 1.

b.	The management committee will develop a strategy to approach selected leading global Pharmaceutical companies and offer them exclusive opportunities to reformulate specific prescription products in the NRobe Technology. The objective being to offer them increased protection against generic competition and possible product patent extensions.

c.	The strategy will be to secure cash contributions from the Pharmaceutical companies for access to the technology, which will go to BioProgress as contributions to the project costs. In addition any laboratory development work pre-production product batches or any other work needing to be undertaken in a POM approved facility will be carried out by Farmasierra on a cost plus basis.

d.	From the date the 1/10th size NRobe™ machine is delivered and accepted by Farmasierra, as stated in the Loan Agreement (Schedule 2. Method of Repayment) Farmasierra will have a period of three years exclusivity to produce all NRobe™ pre full production product validation batches for all Prescription and OTC medicines including Boots Nurofen should the contract with Boots for that product proceed.

e.	To enable Farmasierra to participate in the benefits of any improvements or extensions of the NRobe™ Intellectual property (IP) Farmasierra may contribute to during the project or thereafter, the NRobe patent number GB 0210811 shall be added to the Patent License Agreement currently in existence between the parties. Any new NRobe IP introduced by Farmasierra will be the property of BioProgress, however, Farmasierra will have a royalty free right to use the IP and will receive 5% of any proceeds received by BioProgress through the commercial exploitation of such IP.

f.	This Agreement together with the Loan Agreement of January 29, 2003 supersedes all previous agreements between the parties. It is also recognised by Borrower that Lender had paid $125,000 as part of previously signed agreements.

This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

Executed by:—	BioProgress TechnologyInternational Inc.,
acting by Barry J. Muncaster and
Graham Hind, two of its directors

Executed by:—	FARMASIERRA S.A. acting by Dr. Tomas Olleros President

SCHEDULE 1

Bioprogress – FARMASIERRA

Meetings Schedule

DATE	PLACE
4/5 February	March. England
4/5 March	Madrid. Spain
2/3 April	March
6/7 May	Madrid
3/4 June	March
3/4 July	Madrid
2/3 September	March
1/2 October	Madrid
4/5 November	March
2/3 December	Madrid

Note: Dates may be changed as needed

3